GSI Technology, Inc. Reports Second-Quarter Fiscal 2016 Results

SUNNYVALE, CA -- (Marketwired - October 29, 2015) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2015.

The Company reported a net loss of $(347,000) or $(0.02) per diluted share, on net revenues of $13.6 million for the second quarter of fiscal 2016, compared to a net loss of $(950,000), or $(0.04) per diluted share, on net revenues of $13.3 million in the second quarter of fiscal 2015 and a net loss of $(917,000), or $(0.04) per diluted share, on net revenues of $14.0 million in the first quarter of fiscal 2016, ended June 30, 2015. Gross margin was 50.9% compared to 45.7% in the prior year period and 52.0% in the preceding first quarter.

Total operating expenses in the second quarter of fiscal 2016 were $7.2 million, compared to $7.1 million in the second quarter of fiscal 2015 and $8.3 million in the preceding first quarter. Research and development expenses were $2.9 million, compared to $2.9 million in the prior year period and $3.0 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were up slightly year-over-year to $4.3 million compared to $4.2 million in the quarter ended September 30, 2014, but down sequentially from $5.3 million in the preceding quarter.

Litigation-related expenses in the second quarter of fiscal 2016 were $1.6 million, down from $2.5 million in the previous quarter and up from $1.5 million in the same period a year ago. The litigation-related expenses were primarily associated with a pending commercial and trade secret lawsuit in which we are the plaintiff.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues came in within the range of guidance that we had provided earlier in the second quarter, and -- as in the prior quarter -- our gross margin came in above our guidance and above our operating model at 50.9%, fueled by a continuing very favorable mix of higher margin products. However, as in prior quarters, we continued to see slowness in the telecommunications and networking markets and continued weak sales in Asia. Also, we again incurred substantial litigation-related expenses as we prepared for trial in the pending commercial and trade secret litigation, and we expect that legal expenses related to the case will be substantial in the third quarter due to activities associated with the trial which began on October 26, 2015. Excluding the impact of litigation-related expenses, our bottom line for the second quarter would have been net income of $1.2 million rather than a $347,000 net loss. Looking forward to the remainder of fiscal 2016, we expect to maintain our leadership position in the high speed SRAM segment, and we look forward to expanding into the low-latency DRAM space as shipments of our LLDRAMs increase throughout the year."

Sales to Alcatel-Lucent were $3.5 million, or 25.6% of net revenues, during the second quarter, compared to $4.5 million, or 32.1% of net revenues, in the prior quarter and $3.2 million, or 24.0% of net revenues, in the same period a year ago. Second-quarter direct and indirect sales to Cisco Systems were $1.1 million, or 7.9% of net revenues, compared to $1.3 million, or 9.5% of net revenues, in the prior quarter, and $1.9 million, or 14.2% of net revenues, in the same period a year ago. Military/defense sales were 24.7% of shipments compared to 19.4% of shipments in the prior quarter and 21.6% of shipments in the comparable period a year ago. SigmaQuad sales were 54.2% of shipments compared to 51.9% in the prior quarter and 38.1% in the second quarter of fiscal 2015.

Second-quarter fiscal 2016 operating loss was $(297,000), compared to operating losses of $(1.0 million) in the prior quarter and $(1.0 million) a year ago. The second-quarter fiscal 2016 net loss included interest and other expense, net of $21,000 and a tax provision of $29,000, compared to $112,000 in interest and other income and a tax provision of $21,000 a year ago; in the preceding quarter, net loss included interest and other income of $116,000 and a tax provision of $25,000.

Total second-quarter pre-tax stock-based compensation expense was $498,000 compared to $474,000 in the prior quarter and $571,000 in the comparable quarter a year ago.

At September 30, 2015, the Company had $60.4 million in cash, cash equivalents and short-term investments, $17.5 million in long-term investments, $68.2 million in working capital, no debt, and stockholders' equity of $93.6 million.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. On August 20, 2013, the Board increased the dollar value of shares that may be repurchased by $10 million. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended September 30, 2015, we repurchased 120,776 shares at an average cost of $5.14 per share for a total cost of $621,000. To date, the Company has repurchased a total of 9,306,938 shares at an average cost of $5.33 per share at a total cost of $50.0 million, including 3,846,153 shares acquired for purchase, at a purchase price of $6.50 per share, under a modified "Dutch auction" self-tender offer completed in August 2014. At September 30, 2015, management was authorized to repurchase additional shares of our common stock with a value of up to $5.4 million under the repurchase program.

Outlook for Third Quarter of Fiscal 2016

Looking forward to the third quarter of fiscal 2016, we currently expect net revenues to be in the range of $12.5 million to $13.5 million. We expect gross margin of approximately 48% to 50% in the third quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2015 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, October 29, 2015. To listen to the teleconference, please call toll-free 888-389-5988 approximately 10 minutes prior to the above start time and provide Conference ID 4316232. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (Unaudited)

                             Three Months Ended          Six Months Ended
                      -------------------------------  --------------------
                      Sept. 30,   June 30,  Sept. 30,  Sept. 30,  Sept. 30,
                         2015       2015       2014       2015       2014
                      ---------  ---------  ---------  ---------  ---------

Net revenues          $  13,577  $  14,025  $  13,263  $  27,602  $  26,208
Cost of goods sold        6,660      6,730      7,202     13,390     14,208
                      ---------  ---------  ---------  ---------  ---------

Gross profit              6,917      7,295      6,061     14,212     12,000
                      ---------  ---------  ---------  ---------  ---------

Operating expenses:

  Research &
   development            2,940      2,998      2,946      5,938      6,019
  Selling, general
   and administrative     4,274      5,305      4,156      9,579      8,491
                      ---------  ---------  ---------  ---------  ---------
    Total operating
     expenses             7,214      8,303      7,102     15,517     14,510
                      ---------  ---------  ---------  ---------  ---------

Operating loss             (297)    (1,008)    (1,041)    (1,305)    (2,510)

Interest and other
 income (expense),
 net                        (21)       116        112         95        183
                      ---------  ---------  ---------  ---------  ---------

Loss before income
 taxes                     (318)      (892)      (929)    (1,210)    (2,327)
Provision for income
 taxes                       29         25         21         54         69
                      ---------  ---------  ---------  ---------  ---------
Net loss              $    (347) $    (917) $    (950) $  (1,264) $  (2,396)
                      =========  =========  =========  =========  =========

Net loss per share,
 basic                $   (0.02) $   (0.04) $   (0.04) $   (0.06) $   (0.09)
Net loss per share,
 diluted              $   (0.02) $   (0.04) $   (0.04) $   (0.06) $   (0.09)

Weighted-average
 shares used in
 computing per share
 amounts:

Basic                    22,676     22,943     25,540     22,809     26,512
Diluted                  22,676     22,943     25,540     22,809     26,512

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                             Three Months Ended          Six Months Ended
                      -------------------------------  --------------------
                      Sept. 30,   June 30,  Sept. 30,  Sept. 30,  Sept. 30,
                         2015       2015       2014       2015       2014
                      ---------  ---------  ---------  ---------  ---------

Cost of goods sold    $      87  $      69  $     104  $     175  $     204
Research &
 development                224        217        248        449        489
Selling, general and
 administrative             187        188        219        375        451
                      ---------  ---------  ---------  ---------  ---------
                      $     498  $     474  $     571  $     999  $   1,144
                      =========  =========  =========  =========  =========

Litigation related expenses included in the Condensed
 Consolidated Statements of Operations:

                             Three Months Ended          Six Months Ended
                      -------------------------------  --------------------
                      Sept. 30,   June 30,  Sept. 30,  Sept. 30,  Sept. 30,
                         2015       2015       2014       2015       2014
                      ---------  ---------  ---------  ---------  ---------

Selling, general and
 administrative       $   1,553  $   2,508  $   1,503  $   4,061  $   3,263

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                               Sept. 30, 2015 March 31, 2015
                                               -------------- --------------
Cash and cash equivalents                      $       39,421 $       36,776
Short-term investments                                 20,929         22,201
Accounts receivable                                     6,151          8,257
Inventory                                               8,636          8,412
Other current assets                                    2,431          2,297
Net property and equipment                              8,164          8,708
Long-term investments                                  17,541         21,740
Other assets                                              434            498
                                               -------------- --------------
Total assets                                   $      103,707 $      108,889
                                               ============== ==============

Current liabilities                            $        9,319 $       11,713
Long-term liabilities                                     798            780
Stockholders' equity                                   93,590         96,396
                                               -------------- --------------
Total liabilities and stockholders' equity     $      103,707 $      108,889
                                               ============== ==============

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711